Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Results for Third Quarter 2005

    FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Oct. 19, 2005--
Ramco-Gershenson Properties Trust (NYSE:RPT):

    Financial Results for the Quarter Ended September 30, 2005:

    --  Diluted FFO per share of $0.59

    --  Diluted FFO of $11.6 million

    --  Total revenues of $34.5 million

    --  Diluted EPS of $0.19

    --  Regular quarterly dividend of $0.4375 per common share paid
        October 3, 2005

    Operating Highlights for the Quarter Ended September 30, 2005:

    -- Signed land lease with Home Depot to replace vacant Kmart in Taylor, Michigan

    -- Announced two additional core portfolio shopping center expansions

    -- Entered into a brokerage agreement to sell up to nine shopping centers

    --  Refinanced $99.3 million of high interest rate, long term debt

    --  Commenced the development of Rossford Pointe in Rossford, Ohio

    -- Opened 28 non-anchor stores at an average base rent of $11.87 per square foot

    --  Opened 3 anchor stores totaling over 172,000 square feet

    -- Renewed 16 non-anchor leases, at an average base rent of $14.32 per square foot, an increase of 4.7% over prior rents paid

    --  Portfolio occupancy rate of 93.5%

    Ramco-Gershenson Properties Trust (NYSE:RPT) announced today results for the third quarter and nine months ended September 30, 2005.

    Financial Results

    For the three months ended September 30, 2005, diluted Funds from Operations (FFO) increased 67.1% or $4.7 million to a total of $11.6 million compared with $6.9 million for the three months ended September 30, 2004. On a per share basis, diluted FFO increased 68.6%, or $0.24, to $0.59 in 2005, compared with $0.35 in 2004. Excluding the $0.24 per share one-time impairment loss charge related to the sale of the Company's minority equity interest in the Fountain Walk shopping center taken during the third quarter of 2004, FFO per share for the quarter remained unchanged.
    Total revenues for the three months ended September 30, 2005, increased 9.7% or $3.0 million, to a total of $34.5 million, compared with $31.5 million in 2004. Net income increased 221.6% or $3.3 million to a total of $4.8 million, compared with $1.5 million in 2004. Diluted earnings per share increased $0.20, to $0.19, compared to $(0.01) in 2004.
    For the nine months ended September 30, 2005, diluted FFO increased 23.8% or $7.0 million to a total of $36.1 million compared with $29.1 million for the nine months ended September 30, 2004. On a per share basis, diluted FFO increased 24.7% or $0.36 to $1.82 in 2005 compared with $1.46 in 2004. Excluding the $0.24 per share one-time impairment loss charge related to the sale of the Company's minority equity interest in the Fountain Walk shopping center during the third quarter of 2004, FFO per share for the nine months increased 8.2% or $0.12.
    Total revenues for the nine months ended September 30, 2005, increased 20.5% or $18.1 million, to a total of $106.3 million compared with $88.2 million in 2004. Net income increased 45.9% or $4.4 million to a total of $13.9 million, compared with $9.5 million in 2004. Diluted earnings per share increased 43.2%, or $0.16, to $0.53, compared to $0.37 in 2004.
    "We are pleased to report our third quarter financial and operating results, which were in line with our expectations," said Dennis Gershenson, President and Chief Executive Officer. "During the quarter we announced three new redevelopment projects demonstrating our ability to continually find opportunities to add value within our core portfolio. To that same end, we commenced a new development project adjacent to our Crossroads center near Toledo, Ohio. Also, we have made substantial progress on our River City development. Taking advantage of a favorable interest rate environment, we completed a significant shopping center refinancing that will dramatically reduce our interest expense. Our overall business plan remains on track and we are confident that we will meet our business objectives for the year."

    Operating Highlights

    Acquisitions/Dispositions

    In September, the Company entered into an agreement with CB Richard Ellis to market for sale up to nine shopping centers that are either fully-valued or are located in markets where the Company no longer plans to maintain a presence. The Company intends to use the proceeds from the sale of these assets to pay down debt and fund its business plan.
    As of quarter end, the Company had completed approximately $319.4 million in acquisitions for its joint venture with ING Clarion, or over 70.0% of the total venture commitment. The centers comprise over
2.1 million square feet of gross leasable area. To date, the Company has contributed $42.2 million of its planned $54.0 million equity commitment to the Venture.

    Development/Development Joint Ventures

    In September, the Company commenced the development of the Rossford Pointe shopping center in Rossford, Ohio (a suburb of Toledo). This development is adjacent to the Company's 480,000 square foot Crossroads Centre. The ten acre site will include a recently signed 20,339 square foot Petsmart, a 40,000 square foot retailer yet to be named and 6,400 square feet of in-line retail space. Petsmart is scheduled to open in the first quarter of 2006.
    The Company also currently has three joint venture development projects in process that encompass over 1.6 million square feet of retail space and include Beacon Square in Grand Haven, Michigan, Gaines Marketplace in Gaines Township, Michigan and River City Marketplace in Jacksonville, Florida. As of September 30, 2005, the Company had spent $52.4 million for the three developments, which have an estimated total project cost of $108.1 million. The Company expects Beacon Square and Gaines Marketplace to be substantially completed prior to year-end.
    During the quarter, the Company made substantial progress on its River City Marketplace development in Jacksonville, Florida, including the completion of a lease for a 30,167 square foot Ross Dress for Less and a number of ancillary retail tenants. Ross Dress for Less joins anchor tenants Wal-Mart in 203,091 square feet, Wallace Theaters in 54,298 square feet and Petsmart in 20,087 square feet. The Company is currently in final lease negotiations with four additional national anchor retailers and expects to execute these leases during the fourth quarter of 2005. The Company expects that the shopping center will open in the summer of 2006 with over 500,000 square feet of retail space.

    Asset Management

    During the quarter, the Company began the expansion of its 461,000 square foot Spring Meadows shopping center in Holland, Ohio (a suburb of Toledo) to include a 20,087 square foot Petsmart. The Spring Meadows Petsmart expansion will involve the demolition of approximately 8,400 square feet of occupied retail space. The Company is also adding a 30,545 square foot TJ Maxx to its Jackson Crossing shopping center in Jackson, Michigan. The addition of TJ Maxx marks the sixth significant expansion at the center.
    Also during the quarter, the Company signed a ground lease with Home Depot USA at its Taylor Plaza in Taylor, Michigan. Home Depot is currently in the process of obtaining the necessary government approvals in order to demolish the existing Kmart for the construction of a 102,000 square foot store. The new Home Depot store is expected to open in the fall of 2006.
    In addition, the Company opened a 20,010 square foot Peebles department store at its Highland Square shopping center in Crossville, Tennessee. The Peebles store is the second phase of the redevelopment of this center, which also included the expansion of a Kroger Supermarket, from 49,204 square feet to 63,000 square feet. During the third quarter, the Company also opened a Dollar General Market in approximately 29,000 square feet at its Tellico Plaza in Lenoir City, Tennessee, completing the redevelopment of this center.
    At quarter end, the Company had seven redevelopment projects in process with a total project cost of $23.9 million.

    Leasing

    During the quarter, the Company opened 28 new non-anchor stores, at an average base rent of $11.87 per square foot. The Company also opened 3 new anchor stores, totaling over 172,000 square feet of gross leasable area. In addition, the Company renewed 16 non-anchor leases, at an average base rent of $14.32 per square foot, an increase of 4.7% over prior rents paid. At quarter end, the portfolio was 93.5% leased, compared to 92.9% at September 30, 2004.

    Financing Activity, Debt and Market Capitalization

    In September, the Company repaid early and without penalty $99.3 million in existing mortgage loans secured by ten of the Company's assets with Lincoln National Life Insurance Company. The loans carried a blended interest rate of 8.3% and were due to mature on January 10, 2006. The loans were repaid through interim secured financing provided by KeyBank. The new secured term loan bears interest at 140 basis points over LIBOR and matures on December 29, 2005, a date coterminous with the Company's secured and unsecured revolving credit facilities.
    As part of the refinancing of these centers, the Company executed loan applications and locked interest rates for long term financing for three of the ten shopping centers that secure the term loan. These new loans will have a ten year maturity, with five years of interest only payments, and carry a blended fixed interest rate of approximately 5.2%. The proceeds from these financings will approximate $64.8 million and will be used to pay down a portion of the term loan facility as well as the Company's secured and unsecured revolving lines of credit. The Company expects to close these loans during the fourth quarter of 2005.
    The Company's total capitalization as of September 30, 2005 was approximately $1.3 billion. Total debt for the quarter was $674.4 million with an average interest rate of 5.7% and an average maturity of 36 months. Debt to market capitalization at the end of the quarter was 50.4%.

    Dividend

    On October 3, 2005, the Company paid a third quarter common share cash dividend of $0.4375 per share to its shareholders of record on September 20, 2005, based on an annual dividend of $1.75 per share. In addition, a third quarter dividend of $0.5938 per Series B cumulative redeemable preferred share and a third quarter dividend of $0.5664375 per Series C cumulative convertible preferred share were paid on October 3, 2005, to shareholders of record on September 20, 2005.

    Guidance and Conference Call Information

    As announced previously, the Company estimates that 2005 annual diluted FFO per share to be between $2.39 and $2.44. It also expects earnings per diluted common share to be between $0.71 and $0.75. The Company is projecting 2006 FFO to be between $2.53 and $2.58 and earnings per diluted common share to be between $0.59 and $0.64.

    The Company

    RPT will host a live broadcast of its 3rd Quarter conference call on October 20, 2005 at 10:00 a.m. eastern time, to discuss its financial results and 2005 & 2006 guidance. The live broadcast will be available online at www.rgpt.com and www.streetevents.com and also by telephone at (800) 539-5010 (no pass code needed). A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (800) 642-1687, pass code 1058484 (for one week).
    Ramco-Gershenson Properties Trust has a portfolio of 81 shopping centers totaling approximately 17.9 million square feet of gross leasable area, consisting of 80 community centers and one enclosed regional mall. The Company's centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

    This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Company's filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Company. Management of Ramco-Gershenson believes that expectations reflected in forward-looking statements are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company's properties are located, the performance of tenants at the Company's properties as well as other factors.


                   RAMCO-GERSHENSON PROPERTIES TRUST
      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                           For the Three Months   For the Nine Months
                            Ended September 30,   Ended September 30,
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
                            (In thousands, except per share amounts)
                                           (Unaudited)
REVENUES:
    Minimum rents            $22,639    $21,200    $69,487    $60,943
    Percentage rents             185        261        538        644
    Recoveries from tenants    9,390      7,945     28,854     23,499
    Fees and management
     income                    1,121      1,486      3,859      2,099
    Other income               1,194        575      3,529        989
                           ---------- ---------- ---------- ----------

          Total revenues      34,529     31,467    106,267     88,174
                           ---------- ---------- ---------- ----------
EXPENSES:
    Real estate taxes          4,495      3,980     13,370     11,214
    Recoverable operating
     expenses                  5,104      4,511     15,584     13,404
    Depreciation and
     amortization              7,290      6,471     22,711     18,169
    Other operating              798        286      1,614        978
    General and
     administrative            2,991      3,159     10,579      8,438
    Interest expense          10,717      8,506     31,851     24,302
                           ---------- ---------- ---------- ----------

          Total expenses      31,395     26,913     95,709     76,505
                           ---------- ---------- ---------- ----------

Operating Income               3,134      4,554     10,558     11,669
Impairment of investment in
 unconsolidated entity             -     (4,775)         -     (4,775)
                           ---------- ---------- ---------- ----------

Income from continuing
 operations before gain
 (loss) on sale of real
 estate assets,
 minority interest and
 earnings from
 unconsolidated entities       3,134       (221)    10,558      6,894
Gain on sale of real estate
 assets                          630        515        626        231
Minority interest               (699)       (73)    (1,958)    (1,121)
Earnings from
 unconsolidated entities         610         54      1,541        141
                           ---------- ---------- ---------- ----------

Income from continuing
 operations                    3,675        275     10,767      6,145

Income from discontinued
 operations, net of
 minority interest             1,129      1,219      3,087      3,351
                           ---------- ---------- ---------- ----------

Net income                     4,804      1,494     13,854      9,496
Preferred stock dividends     (1,663)    (1,664)    (4,991)    (3,150)
                           ---------- ---------- ---------- ----------

Net income available to
 common shareholders          $3,141      $(170)    $8,863     $6,346
                           ========== ========== ========== ==========

Basic earnings per share:
     Income from continuing
      operations               $0.12     $(0.08)     $0.34      $0.18
     Income from
      discontinued
      operations                0.07       0.07       0.19       0.20
                           ---------- ---------- ---------- ----------
     Net income                $0.19     $(0.01)     $0.53      $0.38
                           ========== ========== ========== ==========

Diluted earnings per share:
     Income from continuing
      operations               $0.12     $(0.08)     $0.34      $0.17
     Income from
      discontinued
      operations                0.07       0.07       0.19       0.20
                           ---------- ---------- ---------- ----------
     Net income                $0.19     $(0.01)     $0.53      $0.37
                           ========== ========== ========== ==========

Basic weighted average
 shares outstanding           16,838     16,822     16,835     16,814
                           ========== ========== ========== ==========
Diluted weighted average
 shares outstanding           16,887     17,026     16,880     17,019
                           ========== ========== ========== ==========

COMPREHENSIVE INCOME
Net income                    $4,804     $1,494    $13,854     $9,496
Other comprehensive income:
    Unrealized gains
     (losses) on interest
     rate swaps                 (113)      (180)        20        910
                           ---------- ---------- ---------- ----------
Comprehensive income          $4,691     $1,314    $13,874    $10,406
                           ========== ========== ========== ==========


                   Ramco-Gershenson Properties Trust
                Calculation of Funds from Operations(1)
                 (In thousands, except per share data)
                              (Unaudited)

                                  Three Months Ended Nine Months Ended
                                    September 30,      September 30,
                                  ------------------ -----------------
                                     2005     2004     2005     2004
                                  ---------- ------- -------- --------
Net Income                           $4,804  $1,494  $13,854   $9,496
Depreciation and amortization
 expense                              8,211   6,767   25,368   19,617
Loss (Gain) on sale of depreciable
 property                              (630)     62     (653)   1,465
Minority interest in partnership:
   Continuing operations                698     152    1,957    1,450
   Discontinued operations              185     133      538      252
                                  ---------- ------- -------- --------
Funds from operations                13,268   8,608   41,064   32,280
Preferred stock dividends            (1,663) (1,664)  (4,991)  (3,150)
                                  ---------- ------- -------- --------
Funds from operations available to
 common shareholders                $11,605  $6,944  $36,073  $29,130
                                  ========== ======= ======== ========

Weighted average equivalent shares
 outstanding, diluted                19,816  19,956   19,810   19,949
                                  ========== ======= ======== ========

Funds from operations available
 for common shareholders, per
 diluted share                        $0.59   $0.35    $1.82    $1.46

(1) Management considers funds from operations, also known as "FFO," an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America ("GAAP"), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.


                   RAMCO-GERSHENSON PROPERTIES TRUST
                      CONSOLIDATED BALANCE SHEETS

                                            September 30, December 31,
                                                2005          2004
                                            ------------- ------------
                                             (Unaudited)

                                            (In thousands, except per
                                                  share amounts)
ASSETS
Investment in real estate, net                  $880,878     $951,176
Real estate assets held for sale                  61,287            -
Cash and cash equivalents                         15,030       15,045
Accounts receivable, net                          31,321       26,845
Equity investments in unconsolidated
 entities                                         46,508        9,182
Note receivable from unconsolidated entity         2,102            -
Other assets, net                                 37,984       41,530
                                            ------------- ------------

     Total Assets                             $1,075,110   $1,043,778
                                            ============= ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgages and notes payable                     $674,427     $633,435
Accounts payable and accrued expenses             34,519       30,003
Distributions payable                             10,312        9,963
                                            ------------- ------------

     Total Liabilities                           719,258      673,401
Minority Interest                                 38,905       40,364

SHAREHOLDERS' EQUITY
   Preferred Shares of Beneficial Interest,
    par value $.01, 10,000 shares
    authorized:
    9.5% Series B Cumulative Redeemable
     Preferred Shares; 1,000
     shares issued and outstanding,
     liquidation value of $25,000                 23,804       23,804
    7.95% Series C Cumulative Convertible
     Preferred Shares; 1,889 shares issued
     and outstanding, liquidation value of
     $53,837                                      51,741       51,741
   Common Shares of Beneficial Interest, par
    value $.01, 45,000 shares authorized;
    16,839 and 16,829 issued and outstanding
    as of September 30, 2005 and
    December 31, 2004                                168          168
   Additional paid-in capital                    342,868      342,719
   Accumulated other comprehensive income            240          220
   Cumulative distributions in excess of net
    income                                      (101,874)     (88,639)
                                            ------------- ------------
Total Shareholders' Equity                       316,947      330,013
                                            ------------- ------------
      Total Liabilities and Shareholders'
       Equity                                 $1,075,110   $1,043,778
                                            ============= ============

    For more information on Ramco-Gershenson Properties Trust visit the Company's Website at: www.rgpt.com

    CONTACT: Ramco-Gershenson Properties Trust
             Dennis Gershenson or Richard Smith, 248-350-9900
             Fax: 248-350-9925